Exhibit 99

Contact:	Warren Djerf
Brookside Communications Group
952-920-3908 or warren@brookcomm.net

March 11, 2015

Nortech Systems Reports Fourth Quarter and Full Year 2014 Results

MINNEAPOLIS — Nortech Systems Incorporated (Nasdaq: NSYS), a leading provider of full-service electronics manufacturing services (EMS), today reported net sales of $30.4 million for the fourth quarter ended December 31, 2014, a four percent increase over net sales of $29.3 million for the fourth quarter of 2013. Net sales for the 2014 fiscal year ended December 31 were $112.0 million, compared with $111.1 million reported for fiscal 2013.

For the fourth quarter of 2014, operating income was $318,000, compared with $482,000 for the fourth quarter of 2013. Fourth quarter net income of $214,000, or $0.08 per diluted common share, compares with $241,000, or $0.09 per diluted common share, in the fourth quarter of 2013. For fiscal 2014, Nortech Systems reported $1.3 million in operating income, compared with $1.5 million in operating income for fiscal 2013. Net income for fiscal 2014 was $880,000, or $0.32 per diluted common share. This compares with $787,000, or $0.29 per diluted common share, for fiscal 2013.

“We’re pleased with our increased net income for the year and increased sales in the fourth quarter,” said Rich Wasielewski, Nortech Systems’ president and CEO. “Sales to medical customers rose for the year, offsetting lower sales to defense customers. Our industrial sales were flat in 2014 but have recently shown signs of recovery, along with the economy.  For industrial customers, we ended the year with a stronger position than when we started 2014, including backlog and pipeline.

“We posted a slight gross margin improvement for 2014 and net income was positively impacted by a favorable tax audit settlement and the fourth quarter reinstatement of the federal R&D tax credit,” Wasielewski added.

“We’re heading into fiscal 2015, our 25th year in business, with our industrial customers and certain sectors within the U.S. economy gaining momentum,” stated Wasielewski. “We registered strong growth with medical customers in 2014 and we’re seeing signs of stability with

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our defense business. We are planning to celebrate our 25th anniversary and salute all our customers, employees, suppliers and shareholders for their support over the years,” he concluded.

Conference Call

Nortech Systems announces a conference call to be held at 10:00 a.m. (CT) on Thursday, March 12, 2015, to discuss the company’s fourth quarter and fiscal year results. Anyone interested in participating in the conference can access the call by dialing 877-407-8031 from within the United States, or 201-689-8031 if calling internationally. An audio webcast and replay of this conference call can be accessed at the investor relations portion of Nortech Systems’ website at www.nortechsys.com or at www.investorcalendar.com. A podcast (MP3 download) will also be available. The telephone replay will be available through March 26, 2015, by dialing 877-660-6853 (from U.S.) or 201-612-7415 (International). To access the replay, the conference ID 13601639 is required.

About Nortech Systems Incorporated

Nortech Systems Incorporated (www.nortechsys.com), based in Wayzata, Minn., is a full-service electronics manufacturing services (EMS) provider of wire and cable assemblies, printed circuit board assemblies, and higher-level complete box build assemblies for a wide range of industries.  Markets served include industrial equipment, aerospace/defense and medical. The company has manufacturing capabilities and operating partners in the U.S., Asia and Latin America. Nortech Systems Incorporated is traded on the NASDAQ Stock Market under the symbol NSYS.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  While this release is based on management’s best judgment and current expectations, actual results may differ and involve a number of risks and uncertainties.  Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: volatility in market conditions which may affect market supply of and demand for the company’s products; increased competition; changes in the reliability and efficiency of operating facilities or those of third parties; risks related to availability of labor; commodity and energy cost instability; general economic, financial and business conditions that could affect the company’s financial condition and results of operations; as well as risk factors listed from time to time in the company’s filings with the SEC.

Condensed Consolidated Statements of Operations

	Three months ended Dec. 31,
	Unaudited		Twelve months ended Dec. 31,
	2014	2013	2014	2013
Net Sales	$30,446,176	$29,293,064	$112,041,650	$111,058,439
Income from Operations	318,391	482,126	1,328,607	1,455,035
Income before Income Taxes	222,462	377,150	961,017	1,087,376
Income Tax Expense	8,000	136,000	81,000	300,000
Net Income	214,462	241,150	880,017	787,376
Net Income Per Basic Common Share	$0.08	$0.09	$0.32	$0.29
Weighted Average Number of Common Shares — Basic	2,742,992	2,742,992	2,742,992	2,742,992
Net Income Per Diluted Common Share	$0.08	$0.09	$0.32	$0.29
Weighted Average Number of Common Shares — Diluted	2,752,644	2,747,568	2,748,825	2,744,136

Condensed Consolidated Balance Sheets

	Dec. 31, 2014	Dec. 31, 2013
Current Assets	$37,680,468	$34,915,842
Property and Other Long-Term Assets	11,005,844	11,159,579
Total Assets	$48,686,312	$46,075,421
Current Liabilities	$13,369,831	$19,366,538
Long-Term Liabilities	12,488,089	4,773,435
Shareholders’ Equity	22,828,392	21,935,448
Total Liabilities and Shareholders’ Equity	$48,686,312	$46,075,421